Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
Putnam Managed Municipal Income Trust

Under date of December 8, 2006, we reported on the statement of assets and liabilities, including the portfolio of investments, as of October 31, 2006, and the related statement of operations for the year then ended, statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended, which are incorporated in this Registration Statement by reference. In connection with our audits of the aforementioned financial statements, we also audited the related financial statement schedule included in this registration statement for the each of the years in the five-year period ended October 31, 2006. This financial statement schedule is the responsibility of the fund’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

(signed) KPMG LLP

Boston, Massachusetts
September 10, 2007